As filed with the Securities and Exchange Commission on October 13, 2004
1940 Act Registration No: 811-07959

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-14
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

/_X_/ PRE-EFFECTIVE AMENDMENT NO. _1_

/___/ POST-EFFECTIVE AMENDMENT NO. __

ADVISORS SERIES TRUST
(Exact Name of Registrant as Specified in Charter)

414-765-5340
(Registrant’s Telephone Number, Including Area Code)

615 East Michigan Street
Milwaukee, Wisconsin 53202
(Address of Principal Executive Offices)

Eric M. Banhazl
Advisors Series Trust
2020 East Financial Way, Suite 100
Glendora, California 91741
(Name and Address of Agent for Service)

Copy to:
Julie Allecta, Esq.
Paul, Hastings, Janofsky & Walker LLP
55 Second Street, 24th Floor
San Francisco, California 94105

An indefinite number of Registrant's shares of beneficial interest, par value $0.01 per share, has been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940. Accordingly, no filing fee is being paid at this time.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Parts A, B and C of the N-14 Registration Statement, SEC FILE NUMBER: 333-119683, accession number 0000894189-04-002125 filed on October 12, 2004 is incorporated herewith by reference.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the Registrant, in the City of Milwaukee and State of Wisconsin on October 13, 2004:

ADVISORS SERIES TRUST

By: /s/Eric M. Banhazl*
Eric M. Banhazl
President

As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 13, 2004:

Signature	Title

/s/ Eric M. Banhazl* Eric M. Banhazl	President and Trustee
/s/ Walter E. Auch* Walter E. Auch	Trustee
/s/ Donald E. O’Connor* Donald E. O’Connor	Trustee
/s/ George T. Wofford III* George T. Wofford III	Trustee
/s/ George J. Rebhan* George J. Rebhan	Trustee
/s/ James Clayburn LaForce* James Clayburn LaForce	Trustee
/s/ Douglas G. Hess Douglas G. Hess	Treasurer and Principal Financial and Accounting Officer

* /s/	Douglas G. Hess
Douglas G. Hess
Attorney-in-Fact pursuant to
Power of Attorney.